Exhibit 10.1

CELL THERAPEUTICS, INC.

REVISED DIRECTOR COMPENSATION POLICY

Effective September 20, 2011

Directors of Cell Therapeutics, Inc., a Washington corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) shall be entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy supersedes all prior policies or provisions of any equity plans concerning compensation of the Company’s non-employee directors.

Cash Compensation

Annual Retainer for Board Service

Each non-employee director shall be entitled to an annual cash retainer while serving on the Board in the amount of $40,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer on a semi-annual basis, with half of the Annual Retainer to be paid on each of the first business day of January and the first business day of July.

Annual Retainer for Chairman of the Board Service

A non-employee director who serves as the Chair of the Board shall be entitled to an annual cash retainer while serving in that position in the amount of $75,000 (the “Chair of the Board Retainer”). The Company shall pay the Chair of the Board Retainer on a semi-annual basis, with half of the Chair of the Board Retainer to be paid on each of the first business day of January and the first business day of July.

Board Committee Chair Retainer

A non-employee director who serves as the Chair of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee shall be entitled to an annual cash retainer while serving in that position in the amount of $12,500 (the “Chair Retainer”). The Company shall pay the Chair Retainer on a semi-annual basis, with half of the Chair Retainer to be paid on each of the first business day of January and the first business day of July.

Board Meeting Attendance Fee

A non-employee director who attends a Board meeting, whether in person or telephonic and regardless of length, will be entitled to a fee in the amount of $2,750 (“Board Meeting Fee”) for each such meeting. The Company shall pay the Board Meeting Fee in cash on a quarterly basis in arrears, with payment for a particular quarter to be made no later than ten business days following the end of that quarter.

Board Committee Meeting Attendance Fee

A non-employee director who attends a Board committee meeting, whether in person or telephonic and regardless of length or whether a meeting is scheduled on the same day as a Board meeting, will be entitled to a fee in the amount of $1,250 (“Committee Meeting Fee”) for each such meeting. The Company shall pay the Committee Meeting Fee in cash on a quarterly basis in arrears, with payment for a particular quarter to be made no later than ten business days following the end of that quarter.

Equity Compensation

Initial Equity Award for New Directors

On the date a new non-employee director becomes a member of the Board, the new non-employee director shall automatically be granted a restricted stock award of 18,000 shares of Company common stock and an option to purchase 6,000 shares of Company common stock (each, an “Initial Award”). The stock option will have a per share exercise price equal to the closing price of a share of Company common stock on the date of grant of the award.

Each Initial Award is subject to vesting over a period of three years in substantially equal annual installments commencing on the date of grant, subject to the non-employee director’s continued service to the Company through the applicable vesting date. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award.

Annual Equity Award for Continuing Board Members

On the date of each annual meeting of the Company’s stockholders, commencing with the 2009 Annual Meeting, each continuing non-employee director shall automatically be granted a restricted stock award of 3,333 shares of Company common stock and an option to purchase 5,000 shares of Company common stock (each, an “Annual Award”). The stock option will have a per share exercise price equal to the closing price of a share of Company common stock on the date of grant of the award. Each Annual Award for continuing non-employee directors shall vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for the award, subject to the non-employee director’s continued service to the Company through the vesting date.

Provisions Applicable to All Non-Employee Director Equity Compensation Grants

Each grant shall be subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan (the “2007 Plan”), or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, and the terms of the Company’s form of non-employee director restricted stock agreement or option agreement, as applicable, in effect on the date of grant of the award. The share numbers provided above shall be automatically and proportionately adjusted upon the occurrence of stock splits and similar events affecting the Company’s common stock if and to the extent that such event triggers adjustment of awards then outstanding under the 2007 Plan (or any successor equity compensation plan approved by the Company’s stockholders then in effect).

Non-employee director option grants and restricted stock awards, to the extent then outstanding and unvested, shall become fully vested in the event of a Change in Control (as such term is defined in the 2007 Plan) that occurs while such non-employee director is a member of the Board.

Expense Reimbursement

All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company shall also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Nominating and Corporate Governance Committee or Chair of the Board. The Company shall make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses.